Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

Wolfberry Partners Resources LLC,
a Texas limited liability company,

Seller,

and

RSP Permian, L.L.C.,
a Delaware limited liability company,

Purchaser

dated November 17, 2015

i

ARTICLE 8. CONDITIONS OF PURCHASER TO CLOSING		30

8.1	Performance	30
8.2	Governmental Consents	30
8.3	Pending Matters	30
8.4	Title to Assets	30
8.5	Fairness Opinion	30

ARTICLE 9. CLOSING		31

9.1	Time and Place of the Closing	31
9.2	Closing Obligations	31
9.3	Good and Defensible Title	32
9.4	Intentionally Omitted	32
9.5	Calculation of Adjusted Purchase Price as of Closing	32
9.6	Consents	32
9.7	Tag Along Rights	33
9.8	Expired Leases	33

ARTICLE 10. POST-CLOSING OBLIGATIONS		33

10.1	Post-Closing Adjustments	33
10.2	Receipts and Credits	35
10.3	Recording	35
10.4	Operatorship	35
10.5	Cooperation and Further Assurances	36

ARTICLE 11. TAXES		36

11.1	Apportionment of Ad Valorem and Property Taxes	36
11.2	Sales Taxes	37
11.3	Production Taxes and Other Taxes	37
11.4	Cooperation	37
11.5	Tax Indemnity	37

ARTICLE 12. ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION		37

12.1	Assumption by Purchaser	37
12.2	Purchaser’s Indemnities	38
12.3	Seller’s Indemnities	38
12.4	Limitations on Liability	38
12.5	Express Negligence	39
12.6	Method of Asserting Claims	39
12.7	Payment	40
12.8	Materiality	41
12.9	Survival	41

ARTICLE 13. MISCELLANEOUS		42

13.1	Entire Agreement; Amendment	42
13.2	Waiver	42
13.3	Headings	42
13.4	Assignment	42
13.5	No Third Party Beneficiaries	43
13.6	Governing Law	43
13.7	Notices	43
13.8	Execution in Counterparts	44
13.9	Expenses	44
13.10	Confidentiality	44
13.11	Exhibits and Schedules	44
13.12	Publicity	44
13.13	Use of Seller’s Names	45
13.14	Severability	45
13.15	Disputes or Controversies	45
13.16	Exchange	45

Exhibits

Exhibit A	Leases

Exhibit B	Wells/WI/NRI/Allocated Values

Exhibit C	Easements, Rights-of-Way, and Other Surface Agreements

Exhibit D	Existing Contracts

Exhibit E	General Assignment

Exhibit F	Operator Assignment

Exhibit G	Form of Tag Along PSA

Exhibit H	Property Description of MCC Road

Exhibit I	Form of Deed

Schedules

Schedule 1.0	Subject Leases

Schedule 2.3.5	Reimbursable Expenses

Schedule 5.2.7	Pending Claims and Litigation

Schedule 5.2.8	Violations of Law

Schedule 5.2.9	Gas Imbalances

Schedule 5.2.10	Material Contract Defaults

Schedule 5.2.11	Governmental Authorization Exceptions

Schedule 5.2.12	Consents and Preferential Purchase Rights

Schedule 5.2.13	AFEs over $75,000

Schedule 5.2.18	Payout Balances

Schedule 5.2.19	Plugging and Abandonment

Schedule 5.2.20	Asset Bonds

Schedule 5.2.21	Suspended Proceeds

Schedule 5.2.23	Tag Along Rights

Schedule 5.3	Seller’s Knowledge Persons

Schedule 6.2	Purchaser’s Knowledge Persons

Schedule 9.5	Calculation of Adjusted Purchase Price as of Closing

Schedule 9.8	Expired Leases

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 17th day of November, 2015, by and between Wolfberry Partners Resources LLC, a Texas limited liability company (“Seller”), and RSP Permian, L.L.C., a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes collectively referred to in this Agreement as the “Parties” or individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Seller is the owner of the Assets (as defined below), and High Sky Partners LLC, a Delaware limited liability company (“Operator”), is the operator of the Properties (as defined below) included in the Assets; and

WHEREAS, Seller is willing to sell and deliver to Purchaser, and Purchaser is willing to purchase and receive from Seller, the Assets upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises of the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS

As used in this Agreement, each of the following terms has the meaning given below or in the Section referred to below:

“Adjusted Purchase Price” has the meaning given to it in Section 2.3 of this Agreement.

“Affiliate” means (whether capitalized or not), when used with respect to a Person, any other Person (i) which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned Person, or (ii) which beneficially owns, holds, or controls fifty percent (50%) or more of the interest of such first mentioned Person.

“Agreed Rate” has the meaning given to it in Section 12.7.4 of this Agreement.

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Allocated Value” means (i) with respect to each Well, PUD Location and Lease (excluding a Subject Lease), the amount set forth on Exhibit B for such Well, PUD Location or Lease and (ii) with respect to each Subject Lease, the amount set forth on Schedule 1.0 for such Subject Lease.

“Applicable Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any Governmental

Body, including the common or civil law (including, without limitation, those pertaining to occupational health and safety, consumer product safety, employee benefits, the environment, securities or zoning) and all judgments, decrees, injunctions, writs, orders, or like action of any court, arbitrator, or other Governmental Body of competent jurisdiction.

“Applicable Rate” has the meaning given to it in Section 2.2.2 of this Agreement.

“Asset Bonds” means all bonds, letters of credit, guarantees or similar instruments or obligations, if any, posted or promised by Seller or Operator with Governmental Bodies, or to the extent securing Assumed Obligations, posted or promised by Seller or Operator with other third Persons, in each case relating to the ownership or operation of the Assets, including lease bonds, operator bonds and Plugging and Abandonment bonds.

“Assets” has the meaning given to it in Section 1.2 of this Agreement.

“Assumed Obligations” has the meaning given to it in Section 12.1 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by law to close.

“CERCLA” has the meaning given to it in the definition of Environmental Laws.

“Claim Notice” has the meaning given to it in Section 12.6.2 of this Agreement.

“Closing” has the meaning given to it in Section 9.1 of this Agreement.

“Closing Date” has the meaning given to it in Section 9.1 of this Agreement.

“Committee” has the meaning given to it in Section 8.5 of this Agreement.

“Control,” “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“COPAS” means the Council of Petroleum Accountants Society.

“Costs” means any and all claims, demands, damages, losses, liabilities, costs and expenses, including court costs and reasonable attorney’s fees.

“Decision Notice” has the meaning given to it in Section 3.5.2 of this Agreement.

“Defect Expert” has the meaning given to it in Section 3.5.1 of this Agreement.

“Defect Value” has the meaning given to it in Section 3.1 of this Agreement.

“Due Diligence Period” has the meaning given to it in Section 3.1 of this Agreement.

“Effective Date” has the meaning given to it in Section 1.3 of this Agreement.

“Environmental Laws” means, as the same have been amended as of the Effective Date, any and all Applicable Laws pertaining to safety, health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended (42 U.S.C. § 740 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the River and Harbor Act, as amended (33 U.S.C. §401 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §300f et seq.), the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act, as amended (49 U.S.C. § 180 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.), the Superfund Amendments and Reauthorization Act of 1986, as amended (42 U.S.C. §9601 et seq.) (“SARA”), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.) (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended (42 U.S.C. §6901 et seq.), the Toxic Substances Control Act, as amended (42 U.S.C. § 7401 et seq.), the Oil Pollution Act, as amended (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.) (“OSHA”), and any applicable state, tribal, or local counterparts.  The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws.

“Environmental Obligations” means any claim, obligation, or liability relating to the environmental condition of the Assets, regardless of whether resulting from acts, omissions, events, or conditions occurring before, on, or after the Effective Date, including, without limitation, (i) any environmental pollution or contamination with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments, (ii) underground injection activities and waste disposal, (iii) the presence of hazardous substances and/or NORM, and (iv) the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines, and other equipment.

“Excluded Assets” has the meaning given to it in Section 1.6 of this Agreement.

“Existing Contracts” has the meaning given to it in Section 1.2.5 of this Agreement.

“Expired Leases” has the meaning given to it in Section 9.8 of this Agreement.

“Final Payment Date” has the meaning given to it in Section 2.2.2 of this Agreement.

“Final Settlement Date” has the meaning given to it in Section 10.1.3 of this Agreement.

“Form 8594” has the meaning given to it in Section 2.4 of this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 6.1.1, 6.1.2, 6.1.3, 6.1.4 and 6.1.5.

“General Assignment” has the meaning given to it in Section 9.2.1 of this Agreement.

“Good and Defensible Title” means, as to each Well, PUD Location or Lease (including a Subject Lease), that, subject to the Permitted Encumbrances, (i) Seller (and upon Closing, Purchaser), by virtue of its ownership interests therein or in the Leases or Units, is entitled to a Net Revenue Interest of not less than the Net Revenue Interest identified in Exhibit B for such Well, PUD Location or Lease (other than a Subject Lease) or in Schedule 1.0 for such Subject Lease, without reduction, suspension, or termination throughout the productive life of such Well, PUD Location or Lease; provided, however, that if the Net Revenue Interest identified for any Well or PUD Location is listed as both “BPO” and “APO”, said fractional decimal interest shall be not less than the BPO Net Revenue Interest prior to the applicable payout event, and not less than the APO Net Revenue Interest after the applicable payout event; (ii) Seller is obligated to bear (and after the Closing shall obligate Purchaser to bear) a Working Interest of not more than the “working interest” share set forth for each Well, PUD Location or Lease (other than a Subject Lease) on Exhibit B or for each Subject Lease on Schedule 1.0, without increase throughout the productive life thereof (unless otherwise shown on Exhibit B or Schedule 1.0); (iii) each Lease (other than a Subject Lease) covers the number of Net Leasehold Acres set forth in Exhibit B with respect to such Lease, and each Subject Lease covers the number of Net Leasehold Acres set forth in Schedule 1.0 with respect to such Subject Lease, and (iv) no Well, PUD Location or Lease (including a Subject Lease) is subject to any liens, encumbrances, obligations or defects except those that are Permitted Encumbrances.

“Governmental Authorizations” has the meaning given to it in Section 5.2.11 of this Agreement.

“Governmental Body” means any Federal, state, tribal, county, parish, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign).

“Hard Consent” means a required consent to assignment of an Asset that can or will, if not obtained in advance of assignment, (i) void or nullify the assignment, (ii) terminate or materially impair Seller’s interest in such Asset or (iii) result in the payment of liquidated damages.

“Hedge Contract” means any contract to which Seller or any Affiliate of Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” has the meaning given to it in Section 1.2.4 of this Agreement.

“Income Taxes” means any federal, state, local, or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital, single business, net worth, gross receipts or similar taxes, including any estimated tax, interest, penalties or additions to tax or additional amounts thereon.

“Indemnified Party” and “Indemnifying Party” have the meanings given to them in Section 12.6.1 of this Agreement.

“IRC” and “Code” have the meanings given to them in Section 2.4 of this Agreement.

“Lands” has the meaning given to it in Section 1.2.1 of this Agreement.

“Leases” has the meaning given to it in Section 1.2.1 of this Agreement.

“LIBOR” means the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period of one (1) calendar month as of 11:00 a.m. (Dallas, Texas time) (or soon thereafter as practical) on the Closing Date and on the first Business Day of each month thereafter, appearing on Page BBAM of the Bloomberg Financial Markets Information Service.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), “LIBOR” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Parties.

“Material Contracts” means all contracts included in or burdening the Assets (except for the Leases and the other instruments constituting Seller’s chain of title to the Leases) which fall within any of the following categories: (i) any contract with any Affiliate of Seller which will be binding on the Assets after the Closing; (ii) any contract that constitutes a non-competition agreement, area of mutual interest agreement, or any other agreement which purports to restrict, limit or prohibit the manner in which, or the locations in which, Purchaser would be able to conduct its business after the Closing, including any contract containing dedication, minimum volume, or requirements provisions; (iii) any contract of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; (iv) any Existing Contract that can be reasonably expected to result in aggregate payments or receipts of revenue by Seller of more than $50,000.00 in the aggregate over the remaining term of such Existing Contract; and (v) any (A) contract with remaining drilling or assignment obligations on the part of any party thereto, (B) contract that would obligate Purchaser to drill additional wells or conduct other material development operations after the Closing, (C) contract involving the sale, transportation and/or processing of production that would not be cancelable by Purchaser after the Closing upon notice of sixty (60) days or less without liability for further payment (including those providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production), (D) contract providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof, (E) indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial contract, (F) contract that constitutes a partnership agreement, joint venture agreement or similar contract, (G) executory contract that constitutes a pending farmout agreement, exploration agreement, participation agreement or other similar contract, (H) Hedge Contracts, and (I) joint operating agreements applicable to the Assets.

“MCC Road” has the meaning given to it in Section 1.2.8 of this Agreement.

“Net Leasehold Acre” means, for each Lease (including a Subject Lease), the product of (i) the number of acres of land covered by such Lease (i.e., gross acres), multiplied by (ii) the quantum of Seller’s mineral interests in the land covered by such Lease, multiplied by (iii) Seller’s Working Interest in such Lease.

“Net Revenue Interest” means, as to each Well, PUD Location or Lease (including each Subject Lease), a fractional decimal interest of the Hydrocarbons produced, saved and marketed from such Well, PUD Location or Lease throughout the productive life thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons).

“NORM” has the meaning given to it in Section 4.1 of this Agreement.

“Notice Period” has the meaning given to it in Section 12.6.2 of this Agreement.

“Operator” has the meaning given to it in the Recitals.

“OSHA” has the meaning given to it in the definition of Environmental Laws.

“Other Taxes” means Taxes other than Production Taxes and Property Taxes.

“Party” and “Parties” have the meanings given to them in the introductory paragraph of this Agreement.

“Permitted Encumbrances” means:

(i)                                     lessors’ royalties, overriding royalties, payments out of production, reversionary interests and other similar payments out of production affecting Seller’s Net Revenue Interest if the net cumulative effect of such burdens does not operate to (a) reduce the Net Revenue Interest of Seller (I) in any of the Wells,

PUD Locations or Leases (excluding Subject Leases) to less than the Net Revenue Interest set forth for such Well, PUD Location or Lease in Exhibit B or (II) in any of the Subject Leases to less than the Net Revenue Interest set forth for such Subject Lease in Schedule 1.0; or (b) increase the Working Interest of Seller in any such Well, PUD Location or Lease (including a Subject Lease) to greater than the Working Interest set forth for such Well, PUD Location or Lease (excluding a Subject Lease) in Exhibit B or such Subject Lease in Schedule 1.0 (unless Seller’s Net Revenue Interest therein is increased in the same proportion);

(ii)                                  preferential rights to purchase, required third party consents to assignment, and similar agreements with respect to which:  (a) waivers or consents are obtained from the appropriate parties prior to the Closing; (b) the appropriate time for asserting such rights has expired without an exercise of such rights; or (c) with respect to consents, such consents are not Hard Consents;

(iii)                               all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance; provided such Governmental Body is, pursuant to Applicable Law, without discretion to refuse to grant such consent if, or such Governmental Body customarily grants such consent if, certain specifically enumerated conditions set forth in such Applicable Law are satisfied;

(iv)                              non-consent penalties applied against the interest of Seller arising under applicable operating agreements which are scheduled on Exhibit D and taken into account in the calculation of the interests shown on Exhibit B;

(v)                                 easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations which do not and will not (a) reduce Seller’s Net Revenue Interest below that shown on Exhibit B or increase Seller’s Working Interest above that shown on Exhibit B without a corresponding increase in Net Revenue Interest, or (b) materially interfere with or detract from the operation, value, or use of the Assets by Purchaser, as set forth on Exhibit C;

(vi)                              the terms and conditions of all Existing Contracts set forth on Exhibit D, provided the effect of same is taken into account in the calculation of the Net Revenue Interests and the Working Interests set forth for the Wells, PUD Locations and Leases (excluding Subject Leases) in Exhibit B and for the Subject Leases in Schedule 1.0;

(vii)                           rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease or any lease attributable to a Well or PUD Location;

(viii)                        liens for current Taxes not yet due or not yet delinquent;

(ix)                              materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business (a) if they have not been filed pursuant to Applicable Law, or (b) if filed, they have not yet become due and payable or payment is being withheld as provided by Applicable Law;

(x)                                 all rights reserved to or vested in any Governmental Body to control or regulate any of the Wells, PUD Locations or Leases in any manner, and all Applicable Laws;

(xi)                              all defects and irregularities of title that would not reasonably be expected to result in claims that would (a) reduce Seller’s Net Revenue Interest below that shown on Exhibit B or Schedule 1.0 or increase Seller’s Working Interest above that shown on Exhibit B or Schedule 1.0 without a corresponding increase in Net Revenue Interest, or (b) materially and adversely affect Seller’s title to, or ownership, operations, or value of, any of the Assets, including, without limitation (I) defects in the early chain of title consisting of the failure to recite marital status or the omission of succession or heirship proceedings; (II) defects or irregularities arising out of the lack of a survey; (III) defects or irregularities arising out of or relating to the lack of powers of attorney from corporations to execute and deliver documents on their behalf or lack of spousal joinder; (IV) defects of title (but excluding loss of title) which result from the failure to file assignments or other documents in the state or federal records so long as such assignments or other documents are properly recorded in the county records; and (V) irregularities cured by possession under applicable statutes of limitation and statutes relating to acquisitive (or liberative) prescription; and

(xii)                           all other liens, charges, encumbrances, instruments, obligations, defects and irregularities affecting the Assets which, individually or in the aggregate, do not: (a) interfere materially with the operation, value, or use of any of the Wells, PUD Locations or Leases; (b) prevent Purchaser from receiving the proceeds of production from any of the Wells, PUD Locations or Leases; (c) reduce the interests of Seller with respect to Hydrocarbons produced from any Well, PUD Location or Lease below the Net Revenue Interest set forth for such Well, PUD Location or Lease (excluding a Subject Lease) on Exhibit B or for such Subject Lease on Schedule 1.0; or (d) increase the share of the costs and expenses that Seller is obligated to pay above the Working Interest set forth for such Well, PUD Location or Lease (excluding a Subject Lease) in Exhibit B or a Subject Lease in Schedule 1.0 without a proportionate increase in the Net Revenue Interest for such Well, PUD Location or Lease.

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Body.

“Personal Property” has the meaning given to it in Section 1.2.6 of this Agreement.

“Plugging and Abandonment” means all plugging, replugging, abandonment, removal, disposal or restoration associated with the Assets, including, but not limited to, all plugging and abandonment, removal, surface restoration (including, without limitation, wetlands and marsh restoration), site clearance, and disposal of the Wells, well collars, structures and Personal Property located on or associated with the Assets (whether drilled or placed on an Asset prior to, on, or after the Effective Date), the removal and capping of all associated flowlines, the restoration of the surface, site clearance, and any disposal of related waste materials, including, without limitation, NORM and asbestos, all in accordance with all Applicable Laws and the terms and conditions of the Properties and Existing Contracts.

“Post-Closing Adjustment Statement” has the meaning given to it in Section 10.1 of this Agreement.

“Preliminary Amount” has the meaning given to it in Section 2.2.2 of this Agreement.

“Production Taxes” has the meaning given to it in Section 11.3 of this Agreement.

“Properties” and “Property” have the meaning given to them in Section 1.2.3 of this Agreement.

“Property Expenses” means all property expenses (including costs of insurance) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, and without any allocation of district expense; but excluding Costs attributable to (i) personal injury or death, property damage or violation of any law, (ii) Plugging and Abandonment obligations, (iii) Environmental Obligations, (iv) obligations with respect to imbalances, and (v) obligations to pay royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense.  Notwithstanding the preceding: (x) adjustments for Property Expenses incurred and paid to an Affiliate of Seller shall not exceed amounts payable under comparable arm’s-length third party arrangements in the area in which the Assets are located; and (y) Property Expenses do not include any costs incurred by Seller in connection with any obligation of Seller to pay, reimburse or indemnify Purchaser hereunder, which costs shall be the sole obligation of Seller.

“Property Taxes” has the meaning given to it in Section 11.1 of this Agreement.

“PUD Location” means the interest in Hydrocarbons, determined as if calculated in the same manner as the underlying Lease or Leases, that would be produced from or attributable to a hypothetical well (or recompletion of a Well) as identified on Exhibit B and located within the specific geographic area set forth therein and with respect to the geological formation(s) or depths set forth therein.

“Purchase Price” has the meaning given to it in Section 2.2.1 of this Agreement.

“Purchaser” has the meaning given to it in the introductory paragraph of this Agreement.

“Purchaser Parent” means RSP Permian, Inc., a Delaware corporation.  Purchaser is a wholly owned subsidiary of Purchaser Parent.

“RCRA” has the meaning given to it in the definition of Environmental Laws.

“Records” has the meaning given to it in Section 1.2.7 of this Agreement.

“SARA” has the meaning given to it in the definition of Environmental Laws.

“Seller” has the meanings given to them in the introductory paragraph of this Agreement.

“Seller Group” means Seller and its partners, shareholders, members, officers, directors, managers, trustees, employees, agents and representatives.

“Seller Retained Obligations” means, with respect to Seller, liabilities, losses, costs, and expenses attributable to (i) actual or claimed personal injury or death or property damage prior to the Closing Date, (ii) other than with respect to Suspended Proceeds, obligations to pay holders of working interests, royalties, overriding royalties or similar interests amounts received by Seller prior to the Closing Date, (iii) the disposal or transportation of any hazardous materials from the Assets prior to the Closing Date to any location not on the Assets in violation of Environmental Laws, (iv) any judicial or arbitration proceedings pending against Seller (and which have been filed with the applicable court or tribunal) and relating to the Assets as of the Closing Date and (v) Costs attributable to the Excluded Assets.

“Subject Leases” means those certain Leases set forth on Schedule 1.0 (including the Working Interest, Net Revenue Interest and Net Leasehold Acres associated with each such Lease) and any PUD Locations corresponding thereto.

“Survival Period” means the applicable time period determined under Section 12.9.

“Suspended Proceeds” means monies representing the value or proceeds of production removed or sold from the Assets and held by Seller, Operator or a third party at the time of the Closing for accounts from which payment has been suspended.

“Tag Along Assets” shall mean those Assets which are subject to tag along rights as set forth in Schedule 5.2.23.

“Tag Along PSA” shall mean a purchase and sale agreement in the form of Exhibit G hereto, containing substantially the same terms and conditions as this Agreement, to be executed between Purchaser and those third parties owning Tag Along Rights who elect to sell their Tag Along Assets to Purchaser.

“Tag Along Rights” shall mean the rights of third parties to participate in the sale of Tag Along Assets as set forth in Section 9.7.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Body in connection with any such items; and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law, or otherwise.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, any Governmental Body with respect to any Tax.

“Title Defect” means any matter that would cause Seller’s title (prior to Closing) or Purchaser’s title (as of Closing) to any Subject Lease to fail to qualify as Good and Defensible Title.

“Title Defect Notice” has the meaning given to it in Section 3.1 of this Agreement.

“Title Defect Response Notice” has the meaning given to it in Section 3.3.1 of this Agreement.

“Title Indemnity Payment” has the meaning given to it in Section 3.2 of this Agreement.

“Title Opinion” has the meaning given to it in Section 3.1 of this Agreement.

“Units” has the meaning given to it in Section 1.2.3 of this Agreement.

“Wells” has the meaning given to it in Section 1.2.2 of this Agreement.

“Working Interest” means, as to each Well, PUD Location or Lease (including a Subject Lease), a fractional decimal interest of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each such Well, PUD Location or Lease.

ARTICLE 1.
PURCHASE AND SALE

1.1                               Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and receive, and Seller agrees to sell, assign, transfer, convey, and deliver, the Assets, as of the Effective Date.

1.2                               Assets.  The term “Assets” as used herein shall mean all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (unless otherwise excluded pursuant to the terms of this Agreement):

1.2.1                                        The oil, gas and mineral leases, subleases and other leasehold interests, record title interests, overriding royalty interests, mineral fee interests, net profits interests, production payments, operating rights, carried interests, reversionary interests, farmout rights, conversion rights and options, and other similar interests of whatever kind or character, whether legal or equitable, vested or contingent, in and to said leases and interests described in the attached Exhibit A hereto or in the instruments that constitute (or are assignments or conveyances in the chain of title to) the foregoing properties and interests (collectively, the “Leases”), together with each and every kind and character of right, title, claim and interest that Seller has in and to the Leases, the lands covered by the Leases, and the lands pooled, unitized, communitized or consolidated therewith (such lands covered by the Leases or pooled, unitized, communitized or consolidated therewith being hereinafter referred to as the “Lands”), whether or not such interests are described in Exhibit A.

1.2.2                                        All oil wells, gas wells, water wells, CO2 wells, salt water disposal wells and injection wells located on the Lands (whether or not listed on Exhibit B), together with all wells not located on the Lands but which are listed on Exhibit B, whether producing, shut-in, plugged or abandoned (all such wells being collectively called herein the “Wells”).

1.2.3                                        Any pools or units which include any portion of the Lands or all or a part of any Leases or any Wells, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any Governmental Body having jurisdiction, voluntary unitization agreements, designations and/or declarations, and so-called “working interest units” created under operating agreements or otherwise relating to the Properties (the “Units”, such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter collectively called the “Properties” and singularly a “Property”), and including all interest of Seller in Hydrocarbon production from any such Unit, whether such Unit Hydrocarbon production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

1.2.4                                        All crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, refined petroleum products, other liquid or gaseous hydrocarbons (including, without limitation, coalbed methane, ethane, propane, isobutene and nor-butane), sulphur, other gases (including, without limitation, hydrogen and carbon dioxide), and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Properties (collectively “Hydrocarbons”) (i) produced from or allocable to the interests of Seller in the Properties and existing in pipelines, storage tanks, or other processing or storage facilities upstream of the delivery points to the relevant purchasers on the Effective Date for which an upward adjustment to the Purchase Price is made pursuant to Section 2.3.2, and (ii) produced from or allocable to such interests of Seller on and after the Effective Date;

1.2.5                                        To the extent transferable, any and all (i) surface leases, permits, licenses, servitudes, rights-of-way, easements and other surface rights and authorizations from Governmental Bodies appurtenant to, or used or held for use primarily in connection with the Properties (including those agreements and instruments identified on Exhibit C); and (ii) contracts, agreements and instruments by which the Properties are bound, or to which the Properties are subject, including, without limitation, operating agreements, joint venture agreements, water rights agreements, consulting agreements, exploration agreements, participation agreements, Hydrocarbon purchase, sales, exchange, processing, gathering, storage, treatment, compression, transportation and balancing agreements, farmout and farmin agreements, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements, area of mutual interest agreements, salt water injection and disposal agreements, service contracts, unitization, communitization or pooling agreements, declarations and orders, pre-pooling agreements and all other similar contracts and agreements and any amendments thereto relating to the Properties, and including those agreements and instruments identified on Exhibit D (collectively, the “Existing Contracts”).

1.2.6                                        All surface or subsurface machinery, equipment, platforms, facilities, supplies or other property of whatsoever kind or nature now or hereafter located on or under any of the Properties and which relate to or are useful for the production, treatment, storage or transportation of Hydrocarbons, including, without limitation, all wellhead equipment, casing, tubing, rods, pumping units and engines, christmas trees, derricks, separators, compressors, dehydration units, heater-treaters, boilers, valves, gauges, meters, pumps, generators, motors, gun barrels, flow lines, tanks and tank batteries, water lines, gas lines, gas processing plants and other plants, gathering lines, laterals and trunklines, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and/or injection), power plants, poles, lines, transformers, starters, controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, loading docks, loading racks and shipping facilities, equipment and facilities, and any and all additions, accessions to, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (all such machinery, equipment, platforms, facilities, supplies and other property being collectively called the “Personal Property”).

1.2.7                                        All of the applicable original files, records and data directly relating to the items described in subsections 1.2.1 through 1.2.6 (but including only copies of the hereinafter described tax and accounting records), including, without limitation, joint interest billings, check receipts and third party disbursement records, copies of records relating to Property Taxes and severance, sales, excise, and other production-related taxes, legal files, land and lease files, title records, division order records, contracts, geological, geophysical and seismic data, and except where the transfer or disclosure of such data and records is restricted by agreement with third parties or excluded by the terms of this Agreement (as more fully set forth in Section 1.6), production records, non-confidential logs, core data, pressure data and decline curves and graphical production curves, and all related matters in the possession of Seller, but excluding any records constituting part of the Excluded Assets (collectively the “Records”); provided, however, that Seller has the rights with respect to such Records as provided in Section 1.5 below.

1.2.8                                        The surface estate of that tract or parcel of land described on Exhibit H attached hereto together with all improvements located thereon (the “MCC Road”).

1.3                               Effective Date.  Ownership of the Assets shall be transferred from Seller to Purchaser at the Closing, but shall be effective as provided in Section 2.3 below as of 7:00 a.m. (local time where the Assets are located) on August 1, 2015, or, with respect to any Assets acquired by Seller following such date, the date such Assets are acquired (the “Effective Date”).  Except as may be otherwise specifically provided herein, Seller shall be entitled to any amounts realized from and accruing to the Assets (including contract rights, gas contract settlements, take-or-pay claims, and other claims and causes of action) for all periods prior to the Effective Date and shall be liable for the payment of all expenses relating to the Assets and attributable to all periods prior to the Effective Date.  Except as may be otherwise specifically provided herein, Purchaser shall be entitled to any amounts realized from and accruing to the Assets for all periods on and after the Effective Date, and shall be liable for the payment of all expenses relating to the Assets and attributable to all periods on and after the Effective Date.

1.4                               Gauging and Strapping.  Seller has caused (a) the oil storage facilities on or utilized in connection with the Properties to be gauged or strapped as of the Effective Date and (b) the gas production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting gas production from the Assets to be read as of the Effective Date.

1.5                               Records.  Seller shall deliver to Purchaser, within thirty (30) days after the Closing or such later time as Purchaser may request, but in no event later than three (3) months after the Closing, all Records.  Seller shall have the right to make and retain such copies of the Records as Seller may desire prior to the delivery of the Records to Purchaser.  Purchaser, for a period of seven (7) years after the Closing, shall further make available to Seller (at the location of such Records in Purchaser’s organization) access to the Records during normal business hours, upon written request of Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records.  If, however, Purchaser elects to destroy any of the Records, before the expiration of such seven (7) year period, Purchaser shall give to Seller written notice of such intent at least thirty (30) days prior to such destruction, and Seller shall have the option, at its expense, of having such Records delivered to them.  Without limiting Seller’s obligations under other provisions of this Agreement, Purchaser shall have no recourse or claim against Seller and shall hold Seller harmless from and against any claim of whatsoever nature, as the result of the Records furnished to Purchaser by Seller.

1.6                               Excluded Assets.  Seller excepts, reserves, and retains to itself the following properties and assets (the “Excluded Assets”):  (i) all corporate, limited liability company, financial, legal, and tax records of Seller (except to the extent directly related to the Assets and then only to the extent directly related to the Assets); (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets for the period prior to the Effective Date; (iii) all rights, interests, and claims that Seller may have under any policy of insurance or indemnity, surety bond, or any insurance or condemnation proceeds or recoveries from third Persons relating to property damage or casualty loss affecting the Assets occurring prior to the Effective Date, except, in each case, to the extent such items arise from or by their terms cover Assumed Obligations or are otherwise allocated to Purchaser under the other provisions of this Agreement; (iv) all claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date, that Seller may have against any Person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to, the Assets that occurred prior to the Effective Date, except, in each case, to the extent such items arise from or by their terms cover Assumed Obligations or are otherwise allocated to Purchaser under the other provisions of this Agreement; provided, however, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Purchaser or the Assets on and after the Effective Date without the prior written consent of Purchaser; (v) all exchange traded futures contracts and over-the-counter derivative contracts of Seller as to which Seller has an open position as of the Effective Date; (vi) any and all rights to use Seller’s names, marks, trade dress or insignia, or to use the name of Seller, and all of Seller’s intellectual property, including, without limitation, proprietary or licensed computer software; patents; trade secrets; copyrights; geological and geophysical information and data (including, without limitation, conventional 2-D and 3-D seismic data) licensed from third Persons, and Seller’s proprietary interpretations thereof; economic analyses; and pricing forecasts; (vii) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Date; (viii) all claims of Seller for any tax refunds and loss carry-forwards and carry-backs with respect to any taxes relating to the Assets for periods prior to the Effective Date; (ix) all audit rights and all amounts due or payable to Seller as reimbursement of expense, refunds, adjustments, or settlements of disputes arising under the Properties or the Existing Contracts for periods prior to the Effective Date; (x) all privileged attorney-client communications, files or records and other documents (but excluding title opinions); and (xi) all other interests, rights, property, and assets of Seller not located on or used in connection with the Assets or otherwise specifically included in the definition of the Assets.

ARTICLE 2.
SALE AND PURCHASE

2.1                               Purchase and Sale.  At the Closing, Seller shall sell, assign, transfer, and convey to Purchaser, and Purchaser shall purchase and pay for, the Assets, and Purchaser shall also assume the Assumed Obligations as set forth in Section 12.1.

2.2                               Purchase Price.

2.2.1                                        The total purchase price to be paid by Purchaser to Seller with respect to the Assets shall be One Hundred Thirty-Six Million Nine Hundred Sixty-Three

Thousand Ninety-Six and 00/100 Dollars ($136,963,096.00) (the “Purchase Price”), which shall be subject to the adjustments provided in this Agreement.

2.2.2                                        At the Closing, Purchaser shall cause to be paid to Seller by wire transfer Sixty Million and 00/100 Dollars ($60,000,000.00) of the Purchase Price (the “Preliminary Amount”), $119,000.00 of which is attributable to the MCC Road.  The remaining balance of the Adjusted Purchase Price shall bear interest from the Closing Date until such remaining balance is paid in full, at a fixed rate per annum equal to the higher of (i) 2.1% and (ii) LIBOR plus 1.5% (the higher of said rates being the “Applicable Rate”), which interest (x) shall be calculated on the basis of a 360-day year as of the Closing Date and the first Business Day of each month thereafter, (y) shall be paid on the last day of each calendar quarter until such remaining balance is paid in full and (z) shall be determined based on the Adjusted Purchase Price set forth in Schedule 9.5 until the Final Settlement Date.  No later than August 17, 2016 (the “Final Payment Date”), Purchaser shall cause the remaining balance of the Adjusted Purchase Price, which shall be determined based on the Adjusted Purchase Price set forth in Schedule 9.5 (and subject to later adjustment pursuant to Section 10.1) if the Final Settlement Date has not occurred, plus all accrued but unpaid interest, to be paid to Seller.  In connection with the final payment of the Adjusted Purchase Price to Seller, whether pursuant to this Section 2.2.2 or Section 10.1, the Parties shall account to each other to the extent interest has been overpaid or underpaid pursuant to this Section 2.2.2 based upon the final amount of the Adjusted Purchase Price.  All payments pursuant to this Section 2.2.2 shall be made in immediately available U.S. funds to the account(s) of Seller designated by Seller to Purchaser in writing.  Seller agrees to execute and deliver from time to time one or more subordination agreements containing reasonable and customary terms in favor of one or more of Purchaser’s lenders to the extent such lenders require Purchaser’s obligations under this Section 2.2.2 to be subordinate to Purchaser’s obligations to such lenders.

2.3                               Determination of Adjusted Purchase Price.  The Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”) with all such amounts being determined in accordance with COPAS standards, as applied by Seller in the ordinary course of business consistent with Seller’s past practice and such standards (with such adjustments being made so as to not give duplicative effect):

2.3.1                                        The Purchase Price;

2.3.2                                        Plus the amount of the value of all merchantable Hydrocarbons produced from or allocable to the Properties existing in pipelines, storage tanks, or other processing or storage facilities (including, without limitation, unsold inventories of plant products owned by Seller, if any) upstream of the delivery points to the relevant purchasers as of the Effective Date, the value to be based on the contract price applicable to such Hydrocarbons in effect as of the Effective Date (or the market value, if there is no contract price, in effect as of the Effective Date), less any production, severance, sales or other taxes thereon, royalties, overriding royalties, and other similar burdens upon such Hydrocarbons; provided, however, that the adjustment contemplated by this Section 2.3.2 shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of such;

2.3.3                                        Plus the amount of all actual Property Expenses made or prepaid by Seller that are incurred in connection with the Assets which are attributable to periods on and after the Effective Date through the Closing Date, including, without limitation:  rentals, shut-in well payments, and other lease maintenance payments; operating costs; premiums on insurance policies allocable to the period on and after the Effective Date through the Closing Date; overhead incurred pursuant to applicable contractual provisions (including, without limitation, COPAS overhead); contract employee compensation and costs chargeable under an applicable joint operating agreement; and capital costs (including, without limitation, all drilling costs, completion costs, acreage expenditures, acquisition expenditures, seismic expenditures, and waterflood expenditures);

2.3.4                                        Plus the total amount of any Property Taxes paid by Seller, for its or other’s account, relating to the Assets and attributable to any period of time on and after the Effective Date, as further provided for in Section 11.1 and to the extent same are not included under Section 2.3.3. above;

2.3.5                                        Plus the amount of certain reimbursable expenses paid by Seller, the detail of which is set forth on Schedule 2.3.5;

2.3.6                                        Less the amount of the actual proceeds received by Seller that are attributable to Hydrocarbon production from the Properties on and after the Effective Date through the Closing Date (net of any royalties and of any production, severance, sales, or other taxes actually paid by or on behalf of Seller), together with any other monies or credits attributable to the ownership or operation of the Assets on and after the Effective Date through the Closing Date;

2.3.7                                        Less an amount equal to the aggregate of all Title Indemnity Payments made in accordance with Article 3;

2.3.8                                        Less the amount of all advances and deposits relating to the Assets that are received by Seller prior to the Closing Date and attributable to periods of time on or after the Effective Date;

2.3.9                                        Less the value of Seller’s prorated shares of all accrued but unpaid Property Taxes relating to the Assets for the period prior to the Effective Date in accordance with Section 11.1;

2.3.10                                 Less or plus, as the case may be, an amount necessary to adjust for the net gas imbalances as determined pursuant to Section 10.1.4; and

2.3.11                                 Less the amount of any Suspended Proceeds held by Seller or Operator.

2.4                               Tax Purchase Price Allocations.  Seller and Purchaser recognize that reporting requirements, as imposed by Section 1060 of the Internal Revenue Code of 1986, as amended

(the “IRC” or “Code”), and the regulations thereunder, apply to the transaction contemplated by this Agreement.  Except as may otherwise be required by the IRC and regulations thereunder or other Applicable Laws, Seller and Purchaser agree (i) that for Tax reporting purposes, the Purchase Price shall be allocated among the Assets in a manner consistent with Exhibit B, and such allocation shall be used in preparing Internal Revenue Service Form 8594 (“Form 8594”) pursuant to the regulations under Section 1060, and (ii) not to assert, in connection with any Tax Return, Tax audit, or similar proceeding, any allocation of the Purchase Price that is not consistent with that set forth in Exhibit B to this Agreement.  Upon any adjustment of the Purchase Price following the execution of this Agreement, Seller and Purchaser shall adjust the allocations accordingly and report such adjustments in conformity with Section 1060 and the regulations thereunder.

ARTICLE 3.
TITLE MATTERS

3.1                               Notice of Title Defects.  During the period of time between the receipt by Purchaser of the title opinion with respect to the Subject Leases to be prepared by Foster & Harvey, P.C. (the “Title Opinion”) and 5:00 p.m., central time, on the date that is thirty (30) days following the receipt by Purchaser of the Title Opinion (the “Due Diligence Period”), Purchaser may review title to the Subject Leases and may notify Seller in writing (the “Title Defect Notice”) of any Title Defect.  Any Title Defect Notice provided hereunder shall include evidence to substantiate Purchaser’s position, including a description of the Title Defect, the basis for the Title Defect, the Allocated Value of the Subject Lease subject to such Title Defect, the portion of the Subject Lease affected by the Title Defect, the amount by which Purchaser reasonably and in good faith believes, in accordance with the provisions of Section 3.4, the value of the Subject Lease would be reduced if the Title Defect were uncured (the “Defect Value”), and the computations and information upon which Purchaser’s belief is based.  For purposes of this Article 3, the Allocated Value of each Subject Lease shall equal the amount of the Allocated Value set forth for such Subject Lease on Schedule 1.0.  Except for the special warranty of title set forth in the General Assignment, Purchaser will be deemed to have conclusively waived for all purposes under this Article 3 any Title Defect about which Purchaser fails to notify Seller in writing in the manner described above, and such notice is not received by Seller prior to the expiration of the Due Diligence Period.  Purchaser shall be responsible for the cost of the Title Opinion.  For purposes of clarity, Purchase Price adjustments pursuant to this Article 3 shall be effective as of the Closing Date so that interest does not accrue thereon pursuant to Section 2.2.2.

3.2                               Remedies for Title Defects.  For any Title Defect properly asserted by Purchaser during the Due Diligence Period, Seller shall have the option, in its sole discretion, of (i) curing the Title Defect prior to the Final Payment Date to the reasonable satisfaction of Purchaser, (ii) contesting the Title Defect or the Defect Value, or (iii) reducing the Purchase Price by the amount of the Defect Value (“Title Indemnity Payment”).

3.3                               Procedures for Resolving Title Defects.  With respect to Title Defects properly and timely asserted by Purchaser as provided herein, the following procedures shall apply:

3.3.1                                        Within five (5) Business Days after the expiration of the Due Diligence Period, Seller shall endeavor to provide a written notice to Purchaser identifying, for each asserted Title Defect, whether Seller accepts or rejects the existence of such Title Defect or the corresponding Defect Value (“Title Defect Response Notice”).  If Seller rejects one or more Title Defects or Defect Values, then the Title Defect Response Notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect or the Defect Value.  If Seller fails to provide a Title Defect Response Notice with respect to an asserted Title Defect, then Seller shall be deemed to have accepted such asserted Title Defect and its Defect Value.  No later than three (3) Business Days following Purchaser’s receipt of the Title Defect Response Notice, representatives of Purchaser and Seller, knowledgeable in title matters, shall meet and, as to each rejected Title Defect and/or Defect Value, either:  (i) agree to mutually reject the particular rejected Title Defect(s), in which case Purchaser shall waive the same in writing, or (ii) agree on the validity of such rejected Title Defect and the Defect Value, in which case Seller shall, at its election, either (a) attempt to cure such Title Defect prior to the Final Payment Date at its own expense and to the reasonable satisfaction of Purchaser, or (b) make the Title Indemnity Payment therefor.  If the Parties cannot agree on either option (i) or (ii) above, then the subject Title Defect or Defect Value shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.5.

3.3.2                                        The following process shall apply to any Title Defects which Seller elects to attempt to cure prior to the Final Payment Date as provided above:

(i)                                     If the Parties agree that the subject Title Defect is cured prior to the Final Payment Date, there shall be no adjustment to the Purchase Price in respect of such Title Defect.

(ii)                                  If Seller is not able to cure the subject Title Defect prior to the Final Payment Date, then Seller shall make the Title Indemnity Payment therefor, without waiving either Party’s rights to submit disputes for resolution in accordance with the procedures set forth in Section 3.5.

(iii)                               If a dispute arises in connection with one or more Title Defects (including as to whether a Title Defect has been cured), Title Indemnity Payments, or otherwise, such dispute shall be submitted for resolution in accordance with the procedures set forth in Section 3.5 below.  Upon resolution of the subject dispute pursuant to the procedures set forth in Section 3.5 below, the Purchase Price shall be adjusted in accordance with the Defect Expert’s determination, as applicable.

3.4                               Defect Value.  The Defect Value for a Title Defect shall be determined as follows:

3.4.1                                        If, because of the Title Defect, title to a particular Subject Lease fails completely with the effect that Seller (prior to the Closing) or Purchaser (following the Closing) has no ownership interest in the relevant Subject Lease, the Defect Value shall be the Allocated Value of that Subject Lease;

3.4.2                                        If the Title Defect consists of a lien, encumbrance or other charge upon the Subject Lease which is liquidated in amount, the Defect Value shall be the amount necessary to pay the obligee to remove such Title Defect;

3.4.3                                        If Seller’s actual Net Revenue Interest (prior to the Closing) in a Subject Lease is less than the Net Revenue Interest set forth for such Subject Lease in Schedule 1.0 throughout the remaining productive life thereof, the Defect Value shall be an amount equal to (i) the ratio of (x) the difference obtained by subtracting the actual Net Revenue Interest for such Subject Lease from the Net Revenue Interest set forth for such Subject Lease on Schedule 1.0, to (y) the Net Revenue Interest set forth for such Subject Lease on Schedule 1.0, (ii) multiplied by the Allocated Value for such Subject Lease; provided, however, that if Seller’s actual Net Revenue Interest (prior to the Closing) in a Subject Lease is less than the Net Revenue Interest set forth for such Subject Lease in Schedule 1.0 for less than the remaining productive life thereof, the Defect Value shall be reduced to take into account the applicable time period only;

3.4.4                                        If Seller’s actual Net Leasehold Acres (prior to the Closing) in a Subject Lease is less than the Net Leasehold Acres set forth for such Subject Lease in Schedule 1.0, the Defect Value shall be an amount equal to (i) the ratio of (x) the difference obtained by subtracting the actual Net Leasehold Acres for such Subject Lease from the Net Leasehold Acres set forth for such Subject Lease on Schedule 1.0, to (y) the Net Leasehold Acres set forth for such Subject Lease on Schedule 1.0, (ii) multiplied by the Allocated Value for such Subject Lease;

3.4.5                                        If the Title Defect is not of a type described above, then the Defect Value shall be determined by taking into account the Allocated Value of the Subject Lease affected thereby, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Subject Lease, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

3.4.6                                        The Defect Value with respect to any Subject Lease shall be determined without duplication of any costs or losses included in another Defect Value thereunder;

3.4.7                                        If a Title Defect affects only a portion of a Subject Lease (as contrasted with an undivided interest in the entirety of such Subject Lease) and a portion of the Purchase Price has not been allocated specifically to such portion of a Subject Lease in the Allocated Value, then for the purposes of computing the Defect Value, the portion of the Purchase Price allocated to such Subject Lease shall be further allocated among the portions of such Subject Lease in the proportion that the net acreage of such Subject Lease affected by such Title Defect bears to the net acreage in the entire Subject Lease.  In the event such Subject Lease is subject to a unitization agreement, the foregoing allocation shall be made in a manner consistent with the allocation of production or productive acreage in such unitization agreement; and

3.4.8                                        If the Title Defect is one other than described in subparagraphs 3.4.1 through 3.4.6, the Defect Value shall be the amount agreed to by Seller and Purchaser or, failing such agreement, the Defect Value shall be determined pursuant to Section 3.5 below.

3.5                               Expert Determination.

3.5.1                                        If Seller and Purchaser are unable to agree, as herein provided, regarding the existence of a Title Defect, the applicable Defect Value, or any other matter to be resolved under this Article 3, the Parties shall promptly refer the matter for determination in the manner hereinafter provided to a neutral person approved by each of the Parties who is an attorney licensed in Texas (the “Defect Expert(s), whether one or more”).  The Defect Expert shall have at least 15 years’ experience in preparing oil and gas title opinions involving properties in the regional area where the Assets are located.  The Defect Expert may enlist the advice of attorneys, geologists, and landmen, or any petroleum engineer or environmental consultant mutually agreed upon by the Parties and any other neutral expert as reasonably necessary.  The determination of the Defect Expert shall constitute a binding arbitration, shall be governed by Texas law (subject to the requirements of this Agreement), and shall be held in Dallas, Texas.

3.5.2                                        Upon referral to the Defect Expert, the Parties shall each deliver to the other and the Defect Expert a notice setting forth in adequate detail the issues to be determined by the Defect Expert and the decision (on a word-for-word basis) that such Party wishes the Defect Expert to make with respect to the issues to be determined (the “Decision Notice”); provided, however, in preparing its Decision Notice, each Party (as well as the Defect Expert) shall be bound by the terms of this Agreement.  Within two (2) Business Days after the giving of the two Decision Notices, the Parties shall attend a meeting with the Defect Expert at a mutually acceptable time and place in Dallas, Texas, to discuss fully the content of such Decision Notices and, based thereon, determine whether either or both wish to modify their Decision Notices in any way.  Any such modifications shall be discussed, so that when each Party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other Party’s final Decision Notice.  The finalization of such Decision Notices and the delivery of same by each Party to the other shall occur at the meeting unless the Parties agree to have one or more additional meetings for such purposes.  The Defect Expert shall be required to adopt the decision set forth in either final Decision Notice and shall have no power whatsoever to reach any other result.  Such Defect Expert shall adopt the decision that, in his or her judgment, is the more fair and equitable and in conformity with this Agreement and industry standards.

3.5.3                                        The decision, made in writing and signed by the Defect Expert, shall determine such dispute.  Such decision shall be made, signed and delivered to the Parties at the meeting unless otherwise agreed by the Parties.  The expenses of the Defect Expert and any other expert retained by the Defect Expert under this Agreement shall be borne by the Party whose final Decision Notice was not chosen by the Defect Expert, except that each Party shall bear the compensation and expense of its own counsel, witnesses and employees.  The determination and award of the Defect Expert shall be final and binding upon the Parties, and judgment may be entered thereon in any court of competent jurisdiction upon the application of either Party.

3.5.4                                        It is understood that disputes with respect to Title Defects, Defect Values and any other matters to be resolved under this Article 3 shall be resolved pursuant to the provisions of this Section 3.5, notwithstanding the dispute resolution provisions under Section 10.1.2.

ARTICLE 4.
ENVIRONMENTAL CONDITION

4.1                               Environmental Condition.  Purchaser acknowledges (i) that the Assets have been used for Hydrocarbon drilling and production operations and various related oil field operations; (ii) that physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses; and (iii) that the Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Property.  Purchaser understands that Seller may not have the requisite information with which to determine the exact nature or condition of the Assets or the effect any such use has had on the physical condition of the Assets.  IN RESPECT TO SELLER’S ENVIRONMENTAL RECORDS, SELLER MAKES NO, AND DISCLAIMS ANY, EXPRESS OR IMPLIED, WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OF PURPORTED FACT OR CONCLUSION CONTAINED THEREIN.  In addition, Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally occurring radioactive material (“NORM”).  In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and that the wells, materials, and equipment located on the Assets may contain NORM and that NORM containing materials may be buried or have been otherwise disposed of on the Assets.  Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found.

ARTICLE 5.
 REPRESENTATIONS OF SELLER

5.1                               Disclaimers.

5.1.1                                        Warranty Disclaimers; “As Is, Where Is”.  Except as specifically set forth in this Article 5 and except for the special title warranty in the General Assignment, Seller makes no representations or warranties, express or implied, in connection with the Assets.  Subject to this Section 5.1 and to the Permitted Encumbrances, Seller makes the representations and warranties set forth in Section 5.2.  To the extent required by Applicable Law to be operative, the disclaimers of certain warranties contained in this Section 5.1 are “conspicuous disclaimers” for purposes of any Applicable Law.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.2 AND THE PROCEDURES AND REMEDIES APPLICABLE TO TITLE DEFECTS UNDER ARTICLE 3, AND EXCEPT TO THE EXTENT REPRESENTATIONS AND WARRANTIES ARE CONTAINED IN THE

GENERAL ASSIGNMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, PURCHASER AGREES THAT SELLER IS CONVEYING THE ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO (i) TITLE, (ii) OPERATING CONDITION, (iii) MERCHANTABILITY, DESIGN, OR QUALITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, (v) ABSENCE OF LATENT DEFECTS, (vi) ENVIRONMENTAL CONDITION OF THE ASSETS, (vii) VALUE, OR (viii) ANY OTHER MATTER WHATSOEVER, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND THE GENERAL ASSIGNMENT, SELLER IS CONVEYING TO PURCHASER, AND PURCHASER IS ACCEPTING, THE ASSETS “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCHASER IS ASSUMING ALL RISK WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ALL RISK ASSOCIATED WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS.

5.1.2                                        Texas DTPA.  PURCHASER WAIVES ITS RIGHTS, IF ANY, UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

5.2                               Representations.  Seller represents and warrants to Purchaser, as of the date hereof, as follows:

5.2.1                                        Existence.  Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Texas.

5.2.2                                        Power.  Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and any other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

5.2.3                                        Authorization and Enforceability.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of Seller.  This Agreement has been, and the other documents provided for herein to be executed and delivered by Seller to Purchaser will be, duly executed and delivered on behalf of Seller and constitute or shall constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.2.4                                        No Conflicts.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby will not (i) violate the organizational and governing documents of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Material Contract, promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Seller is a party or by which the Assets are bound and which, in each case, affects the Assets, (iii) violate any judgment, decree, order or ruling applicable to Seller as a party in interest or to which the Assets are otherwise subject or (iv) violate any law, statute, rule, or regulation applicable to Seller or any Asset, the non-compliance with which would have a material adverse effect on Purchaser, its ownership or operation, after the Closing, of any of the Assets, or the ability of Seller to consummate the transactions contemplated herein.

5.2.5                                        Brokers.  Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Purchaser; and any such obligation or liability of Seller shall be the sole obligation of Seller.

5.2.6                                        Certain Tax Matters.  Seller has filed all Tax Returns that it was required to file prior to the Closing Date and has paid all Taxes thereon or subsequently assessed with respect thereto, except where the failure to file any such Tax Return or pay any such Tax would not have an adverse effect on Purchaser or the Assets.  There are no pending or, to the knowledge of Seller, threatened actions by any Tax authority related to the Assets.  The agreements to which the Properties are subject do not create, for Income Tax purposes, a partnership among any of the parties to such agreements for which a partnership Tax Return is required to be filed under Subchapter K of Chapter 1 of Subtitle A of the IRC (other than a partnership for which a valid election is in effect pursuant to the provisions of Section 761 of the IRC and the regulations thereunder to be excluded from such provisions).  There are no liens for Taxes on any of the Assets other than liens for Taxes not yet due and payable.

5.2.7                                        Pending Claims and Litigation.  Except as set forth in Schedule 5.2.7, there are no suits, actions or other legal, administrative, or arbitration proceedings that are pending and in which Seller has been served or, to the best of Seller’s knowledge, threatened in writing against Seller or Operator, or any of the Assets.

5.2.8                                        Violations.  Except as set forth on Schedule 5.2.8, the operation of the Assets is currently in substantial compliance with the provisions and requirements of all laws, statutes, regulations and orders applicable to the Assets or the operation thereof (excluding Environmental Laws, which are addressed in Article 4 and Section 5.2.22, and laws related to Taxes, as to which Seller’s sole representations and warranties are set forth in Section 5.2.6).

5.2.9                                        Gas Imbalances.  Except for those listed on Schedule 5.2.9:

(i)                                     there exist no over-production, under-production, over-delivery, under-delivery or similar imbalances of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, storage, transportation system, processing facility or other location; and

(ii)                                  Seller is not obligated, by virtue or any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver Hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.

Notwithstanding anything else to the contrary contained herein, Purchaser’s sole and exclusive remedy with respect to any breach of the representation and warranty contained in this Section 5.2.9 shall be an adjustment to the Purchase Price as provided in Section 10.1.4.

5.2.10                                 Material Contracts.  Exhibit D sets forth a true and complete list of all Material Contracts as of the date hereof.  Except as disclosed on Schedule 5.2.10, (a) Seller is not and, to the knowledge of Seller, no other party is, in default in any material respect under any Material Contract, (b) there is no existing event or circumstance which with notice or lapse of time would give rise to a material default on the part of Seller or, to the knowledge of Seller, any other party under any Material Contract, and (c) no written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out or curtailment under any Material Contract.  To the knowledge of Seller, all of the Material Contracts are in full force and effect in all material respects.  Seller has provided Purchaser with the opportunity to review, in the data room in Seller’s offices made available to Purchaser prior to the date hereof, all material modifications and/or amendments to all Material Contracts set forth on Exhibit D.

5.2.11                                 Governmental Authorizations.  Except as disclosed on Schedule 5.2.11, to the knowledge of Seller: (i) Operator or Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Assets as currently operated (excluding those required under Environmental Laws, which are addressed in Article 4 and Section 5.2.22), and (ii) Operator or Seller (as applicable) is in compliance, in all material respects, with all such Governmental Authorizations.

5.2.12                                 Consents and Preferential Purchase Rights.  Except as disclosed on Schedule 5.2.12, none of the Assets, or any portion thereof, is subject to any (i) preferential rights to purchase or (ii) third Person consents to assignment (including Hard Consents), except for consents and approvals by Governmental Bodies of assignments that are customarily obtained after Closing; provided such Governmental Body is, pursuant to applicable law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable law are satisfied.

5.2.13                                 Outstanding Capital Commitments.  As of the Effective Date and as of the date of this Agreement, there is no individual outstanding authority for expenditure for any incomplete operation which is binding on the Assets, the value of which Seller reasonably anticipates exceeds Seventy-five Thousand Dollars ($75,000.00) chargeable to Seller’s interests participating in the operation covered by such authority for expenditure after the Effective Date, other than those shown on Schedule 5.2.13.

5.2.14                                 Condemnation.  To the knowledge of Seller, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

5.2.15                                 Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller or any of its Affiliates.

5.2.16                                 Leases.  Except as set forth in the Leases, copies of which have been delivered to Purchaser, there are no express obligations under any Lease that (i) would be triggered by the consummation of the transactions contemplated by this Agreement or (ii) require the drilling of wells or other material development operations or the payment of liquidated damages upon the failure to conduct such operations.

5.2.17                                 Royalty Payments.  All royalties, overriding royalties and other similar payments with respect to production during Seller’s period of ownership attributable to the Assets that have become due and payable have been timely and properly paid (other than royalties properly held in escrow or suspense accounts).  There are no Leases that, in whole or in part, are not in their primary term but are held by the payment of shut-in royalties, reworking operations or another substitute for production in paying quantities.

5.2.18                                 Payout Balances.  To the knowledge of Seller, Schedule 5.2.18 contains a materially accurate list of the status of any “payout” balance, as of the Effective Date, for the Assets subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

5.2.19                                 Plugging and Abandonment.  Neither Operator nor Seller has received any notices or demands from any Governmental Body or, to Seller’s knowledge, any other Person to plug any wells included in the Assets or perform any mechanical integrity tests which have not been resolved to such Governmental Body’s or other Person’s satisfaction, and to Seller’s knowledge, except as set forth in Schedule 5.2.19, there are no dry holes or inactive wells located on the Lands, other than those that have been properly plugged and abandoned.

5.2.20                                 Bonds.  Schedule 5.2.20 sets forth a list of all Asset Bonds that Seller or Operator maintains with respect to the Assets and that will be required to be maintained by Purchaser with respect to the Assets.

5.2.21                                 Suspended Proceeds.  Neither Seller nor Operator holds any Suspended Proceeds.  Schedule 5.2.21 sets forth a list of all Suspended Proceeds held by third parties as of the Effective Date, including the amount owed and the reason why such amount is in suspense.

5.2.22                                 Environmental.

(i)                                     With respect to the Assets, neither Operator nor Seller has entered into or is a party (directly or as successor in interest) to, any agreement with, or plea, diversion agreement or consent, order, or decree or judgment of, any Governmental Body that (a) is in existence as of the date of this Agreement, (b) is based on any Environmental Laws that relate to the present or future use of any of the Assets or (c) requires any remediation or change in the present conditions of any of the Assets.

(ii)                                  As of the date of this Agreement, neither Operator nor Seller has received written notice from any Person of any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that:  (a) interferes with or prevents compliance by Operator or Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto or (b) gives rise to or results in any common Law or other liability of Operator or Seller to any Person, in each case which has not been remedied.

(iii)                               To Seller’s knowledge, Seller has provided or made available to Purchaser copies of all material written environmental reports prepared by a third party on behalf of Operator or Seller with respect to any of the Assets.

5.2.23                                 Tag Along Rights.  Except as disclosed on Schedule 5.2.23, none of the Assets, or any portion thereof, is subject to any tag-along, co-sale or similar rights in connection with the transactions contemplated hereby.

5.3                               Knowledge.  As used in this Agreement, words “to the best of Seller’s knowledge,” “to the knowledge of Seller,” or other words of similar import mean that the statement so qualified is true to the actual knowledge of the individuals set forth on Schedule 5.3.

ARTICLE 6.
REPRESENTATIONS OF PURCHASER

6.1                               Representations.  Purchaser represents and warrants to Seller, as of the date hereof, as follows:

6.1.1                                        Existence.  Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in all states where the Assets are located.

6.1.2                                        Power.  Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

6.1.3                                        Authorization and Enforceability.  The execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument or document to be executed by Purchaser in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of Purchaser.  This Agreement has been, and the other documents provided for herein to be executed and delivered by Purchaser to Seller will be, duly executed and delivered on behalf of Purchaser and constitute or shall constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.1.4                                        No Conflicts. The execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument or document to be executed by Purchaser in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby will not (i) violate the organizational and governing documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract, promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Purchaser is a party, (iii) violate any judgment, decree, order or ruling applicable to Purchaser as a party in interest or (iv) violate any law, statute, rule, or regulation applicable to Purchaser, the non-compliance with which would have a material adverse effect on Seller, its ownership or operation, on or before the Closing, of any of the Assets, or the ability of Purchaser to consummate the transactions contemplated herein.

6.1.5                                        Brokers.  Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability of Purchaser that might exist shall be the sole obligation of Purchaser.

6.1.6                                        Distribution.  Purchaser is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil and gas properties.  Prior to entering into this Agreement, Purchaser has been advised by its counsel and such other Persons as it has deemed appropriate concerning this Agreement.  The Assets to be acquired by Purchaser pursuant to this Agreement are being acquired by Purchaser for its own account, for investment, and not with a view to distribution or resale of securities within the meaning of the Securities Act of 1933, or any other applicable securities law, rule, regulation, or order.

6.1.7                                        Claims and Litigation.  There is no claim, legal or administrative proceeding, or investigation now pending or, to the best knowledge of Purchaser, threatened before any court or any administrative body against Purchaser or any Affiliate of Purchaser that would, if determined adversely to Purchaser, restrain, prohibit, or impose damages on Purchaser or Seller with respect to, or otherwise materially impair Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

6.1.8                                        Bonds.  Purchaser has obtained all of the Asset Bonds or sureties equivalent to those set forth on the attached Schedule 5.2.20.

6.1.9                                        Non-Reliance.  Except with respect to the representations and warranties of Seller set forth in Section 5.2, Purchaser has not relied upon any oral or written statements, representations, or warranties that may have been made by or on behalf of Seller or any of its Affiliates concerning the condition, operation, performance, or prospects of the Assets, or upon any written reports, financial data, business plans, projections, or forecasts, any audits, studies, or assessments, or any other written materials, copies of which may have been furnished to Purchaser or as to which Purchaser may have been provided access in connection with the transactions contemplated by this Agreement.  EXCEPT AS PROVIDED ELSEWHERE HEREIN TO THE CONTRARY, TO THE EXTENT THAT PURCHASER HAS BEEN FURNISHED COPIES OF OR PROVIDED ACCESS TO ANY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER, NOR ANY OF ITS AFFILIATES, NOR ANY OF SELLER’S OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, REPRESENTATIVES, OR AGENTS HAVE MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR ANY OTHER INFORMATION, DATA, OR MATERIALS (WHETHER WRITTEN OR ORAL) (EXCEPT AS TO ACTUAL KNOWLEDGE THAT ANY SUCH INFORMATION, DATA OR MATERIALS ARE MATERIALLY FALSE OR MISLEADING), THAT MAY HAVE BEEN FURNISHED TO PURCHASER OR ITS REPRESENTATIVES, OR AGENTS BY OR ON BEHALF OF SELLER, OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

6.2                               Knowledge.  As used in this Agreement, words “to the best of Purchaser’s knowledge,” “to the knowledge of Purchaser,” or other words of similar import mean that the statement so qualified is true to the actual knowledge of the individuals set forth on Schedule 6.2.

ARTICLE 7.
 CONDITIONS OF SELLER TO CLOSING

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

7.1                               Performance.  Purchaser shall have performed in all material respects all obligations, covenants, and agreements hereunder and shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

7.2                               Governmental Consents.  Purchaser shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing by any Governmental Body under any Applicable Law concerning the transactions contemplated herein, except those approvals, waivers or consents that are customarily obtained after Closing.

7.3                               Pending Matters.  No suit, action, or other proceeding by a Governmental Body or other Person shall be pending, or to the best of Seller’s knowledge, threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin, or otherwise prohibit, the consummation of the transaction contemplated by this Agreement.

ARTICLE 8.
 CONDITIONS OF PURCHASER TO CLOSING

The obligations of Purchaser to consummate the transaction contemplated by this Agreement are subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of each of the following conditions:

8.1                               Performance.  Seller shall have performed in all material respects all obligations, covenants, and agreements hereunder and shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by Seller at or prior to the Closing.

8.2                               Governmental Consents.  Seller shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing by any Governmental Body under any Applicable Law concerning the transactions contemplated herein, except those approvals, waivers or consents that are customarily obtained after the Closing.

8.3                               Pending Matters.  No suit, action, or other proceeding by a Governmental Body or other Person shall be pending or, to the best of Purchaser’s knowledge, threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin, or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

8.4                               Title to Assets.  Since the Effective Date, Seller shall not have taken any action which resulted, or with due notice or lapse of time or both would result, in any adverse change to Seller’s title to the Assets in any respect.

8.5                               Fairness Opinion.  The disinterested directors of the board of directors of Purchaser Parent (the “Committee”), on behalf of Purchaser Parent and Purchaser, shall have received, from an investment bank or other financial advisor chosen by the Committee, and in the form and substance acceptable to the Committee in its sole and absolute discretion, a fairness opinion with respect to the transactions contemplated hereby.

ARTICLE 9.
 CLOSING

9.1                               Time and Place of the Closing.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., Central Daylight Time, on the date hereof (the “Closing Date”).  The Closing shall take place at the offices of Purchaser in Midland, Texas, or such other place as the Parties may agree upon.

9.2                               Closing Obligations.  At the Closing:

9.2.1                                        Seller and Purchaser shall execute and acknowledge, and Seller shall deliver to Purchaser, sufficient counterparts of the Assignment, Bill of Sale and Conveyance in substantially the form attached hereto as Exhibit E (the “General Assignment”) to enable the recording of a counterpart of the General Assignment in each of the counties where the Assets are located, conveying to Purchaser all of the Assets.  In addition, Seller shall cause Operator to execute and acknowledge, Purchaser shall execute and acknowledge, and Seller shall deliver to Purchaser, an assignment in substantially the form attached hereto as Exhibit F with respect to items included in the Assets but held in Operator’s name.

9.2.2                                        Purchaser shall pay the Preliminary Amount in the manner set forth in Section 2.2.2.

9.2.3                                        Seller and Purchaser shall execute, acknowledge, and deliver federal, state, and Indian forms of lease assignments, if necessary or expedient.

9.2.4                                        Seller and Purchaser shall execute, acknowledge, and deliver transfer orders or letters-in-lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets for the period of time on and after the Effective Date.

9.2.5                                        To the extent that Purchaser is eligible to become operator of an Asset as of the Closing, Seller shall cause Operator to execute and deliver (i) appropriate change of operator notices required under applicable operating agreements and (ii) all applicable forms and declarations required by federal and state agencies relative to Purchaser’s assumption of operations.

9.2.6                                        Except as otherwise provided in this Agreement, Seller shall deliver to Purchaser, and Purchaser shall take, possession of the Assets.

9.2.7                                        Seller shall deliver to Purchaser releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings and other recorded encumbrances burdening the Assets arising by, through or under Seller or any of its Affiliates.

9.2.8                                        Each Party shall have delivered to the other Party a certificate of incumbency for the officers executing this Agreement and each of the documents and agreements to be delivered at the Closing pursuant hereto.

9.2.9                                        Seller shall have delivered to Purchaser a non-foreign affidavit meeting the requirements of Section 1445(b)(2) of the IRC and the regulations thereunder.

9.2.10                                 Seller shall execute, acknowledge, and deliver a deed, in the form attached hereto as Exhibit I, conveying good and defensible title to the MCC Road to Purchaser.

9.2.11                                 Seller and Purchaser shall execute such other instruments and take such other actions as may be necessary to carry out their respective obligations under this Agreement.

9.3                               Good and Defensible Title.  The General Assignment shall be without representation or warranty of title, express or implied, except that Seller shall specially warrant Good and Defensible Title to the Assets against the lawful claims and demands of all persons claiming the same, or any part thereof, but limited to claims arising by, through, or under Seller or any of its Affiliates but not otherwise, subject to and excepting all Permitted Encumbrances.  The damages recoverable for a breach of such special warranty of title with respect to any Asset shall not exceed the Allocated Value of the relevant Asset (except for claims of or liabilities to third parties, in which case such limitation shall not apply).

9.4                               Intentionally Omitted.

9.5                               Calculation of Adjusted Purchase Price as of Closing.  Schedule 9.5 sets forth a calculation of each adjustment to the Purchase Price in accordance with the terms of Section 2.3 based on actual information available on the date hereof and estimates to the extent actual information is not available.

9.6                               Consents.  Prior to and after the Closing, Seller shall use commercially reasonable efforts, but without any obligation to incur anything but nominal costs and expenses in connection therewith, to obtain all consents applicable to the assignment or transfer of any of the Assets to Purchaser.  In no event shall there be included in the General Assignment at Closing any Asset (or part thereof) that is subject to a Hard Consent that has not been obtained.  In the event that a Hard Consent has not been obtained prior to Closing, the Asset (or portion thereof) affected thereby shall be excluded from the transactions contemplated hereby and the Purchase Price shall be adjusted downward by the Allocated Value of the excluded portion of the affected Asset; provided, however, Seller shall use commercially reasonable efforts to satisfy (or cause to be satisfied) such Hard Consent within nine (9) months after the Closing. If such Hard Consent is so obtained, Seller shall give notice to Purchaser as soon as possible after Seller learns that such Hard Consent has been obtained, but in no event later than nine (9) months after the Closing, and Purchaser shall have the obligation to purchase the Asset (or portion thereof) affected by such Hard Consent from Seller and Seller shall have the obligation to sell such Asset (or portion thereof) to Purchaser for the Allocated Value thereof, plus accrued interest thereon at the Applicable Rate from the Closing Date, subject to the terms and conditions of this Agreement as if the transaction had occurred at Closing.  In the event that Purchaser has not yet paid the remaining balance of the Adjusted Purchase Price pursuant to Section 2.2.2 at the time that a Hard Consent is obtained in accordance with this Section 9.6, payment for the Asset (or portion thereof) affected by such Hard Consent and all accrued interest thereon shall be made simultaneously with the payment of the remaining balance of the Adjusted Purchase Price, no later than the Final Payment Date.  In the event that a consent to assignment is not a Hard Consent, the Asset subject to such consent will be assigned to Purchaser at Closing without any adjustment to the Purchase Price on account of such consent.

9.7                               Tag Along Rights.  Immediately after the Closing, Seller shall give written notice of the sale and purchase under this Agreement to all third parties who have Tag Along Rights, such notice to be in a form reasonably acceptable to Purchaser and to include the form of Tag Along PSA.  If a third party elects to sell its Tag Along Assets within the time period applicable to its Tag Along Rights, Purchaser agrees to enter into a Tag Along PSA with such third party.  If a third party does not elect to sell its Tag Along Assets within the time period applicable to its Tag Along Rights, Purchaser shall have no obligation to enter into a Tag Along PSA with such third party.

9.8                               Expired Leases.  The Parties acknowledge that the Leases described in Schedule 9.8 (the “Expired Leases”) are included in the Assets but have expired in accordance with their terms and that Seller is in the process of reviving such Expired Leases (including entry into an appropriate production sharing agreement).  The Purchase Price shall be adjusted downward effective as of the Closing Date by the Allocated Value of the Expired Leases as set forth in Schedule 9.8.  Seller shall use commercially reasonable efforts to revive each of the Expired Leases within one hundred fifteen (115) days after the Closing.  With respect to each such Expired Lease that is so revived, Seller shall give notice to Purchaser as soon as possible after such revival, but in no event later than one hundred fifteen (115) days after the Closing, and Purchaser shall have the obligation to purchase such Expired Lease from Seller and Seller shall have the obligation to sell such Expired Lease to Purchaser for the Allocated Value thereof, plus accrued interest thereon at the Applicable Rate from the date on which such Expired Lease is revived, subject to the terms and conditions of this Agreement as if the transaction had occurred at Closing.  In the event that Purchaser has not yet paid the remaining balance of the Adjusted Purchase Price pursuant to Section 2.2.2 at the time that an Expired Lease is revived in accordance with this Section 9.8, payment for such revived Expired Lease and all accrued interest thereon shall be made simultaneously with the payment of the remaining balance of the Adjusted Purchase Price, no later than the Final Payment Date.

ARTICLE 10.
 POST-CLOSING OBLIGATIONS

10.1                        Post-Closing Adjustments.

10.1.1                                 As soon as reasonably practicable after the Closing, but in no event later than one hundred twenty (120) days after the Closing, Seller shall prepare, with the assistance of Purchaser and in accordance with this Agreement, and deliver to Purchaser, a statement setting forth each adjustment to the Purchase Price made pursuant hereto (the “Post-Closing Adjustment Statement”).  The Post-Closing Adjustment Statement will include any adjustments necessary in connection with any changes in the gas imbalances, as of the Effective Date, from those set forth in Schedule 5.2.9 as determined in accordance with Section 10.1.4, and any other adjustments required under the provisions of Section 2.3.  As soon as reasonably practicable, but in no event later than thirty (30) days after Purchaser’s receipt of the Post-Closing Adjustment Statement from Seller, Purchaser shall deliver to Seller any objections that Purchaser has to the Post-Closing Adjustment Statement.  If Purchaser fails to object to such Post-Closing Adjustment Statement within such thirty (30) day time period, the Post-Closing Adjustment Statement shall be conclusively deemed to be final and accepted by both Parties.  The Parties shall undertake to agree on the final Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing.

10.1.2                                 If Purchaser and Seller are unable to agree upon the adjustments in the Post-Closing Adjustment Statement within one hundred eighty (180) days after the Closing Date, Purchaser and Seller shall each have the right to refer the specific disputed items to KPMG LLP or such other independent expert with at least ten (10) years of oil and gas accounting experience for arbitration as selected by the mutual agreement of Purchaser and Seller (the “Independent Expert”).  The Independent Expert shall conduct arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 10.1.  The Independent Expert’s determination shall be made in writing and delivered to the Parties within thirty (30) days after submission of such referral of the matters in dispute and shall be final and binding upon Purchaser and Seller, without right of appeal.  In determining the proper amount of the Adjusted Purchase Price or any adjustment to the Purchase Price, the Independent Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Purchaser or Seller and may not award damages or penalties to any Party with respect to any matter.  Purchaser and Seller shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one half of the costs and expenses of the Independent Expert and Purchaser shall bear one half of such costs and expenses.

10.1.3                                 The date upon which agreement is reached on the Adjusted Purchase Price shall be referred to herein as the “Final Settlement Date.”  In the event that Purchaser has paid the remaining balance of the Adjusted Purchase Price pursuant to Section 2.2.2 prior to the Final Settlement Date, then within five (5) Business Days after the Final Settlement Date, those credits agreed upon by Purchaser and Seller or determined pursuant to Section 10.1.2 shall be netted, and the final settlement shall be paid in cash by the Party owing same, via wire transfer as directed in writing by the receiving Party.  In the event that Purchaser has not paid the remaining balance of the Adjusted Purchase Price pursuant to Section 2.2.2 prior to the Final Settlement Date, then final payment shall be made pursuant to Section 2.2.2.

10.1.4                                 If either Party determines, prior to the delivery of the Post-Closing Adjustment Statement, that Hydrocarbon production imbalances or imbalances with respect to any pipeline, storage, or processing facility attributable to Wells included in the Assets as of the Effective Date are other than as set forth in Schedule 5.2.9, subject to verification of the other Party, the Purchase Price shall be adjusted upward or downward in connection with the Post-Closing Adjustment Statement, depending upon whether there is a net overproduction or a net underproduction attributable to such Wells.  The amount to be paid by Purchaser to Seller with respect to any underproduction, or by Seller to Purchaser with respect to any overproduction, shall be the present value of the net cash flow attributable to all such volumes of gas recoverable without cash balancing as determined by a petroleum engineer mutually agreed upon by both Parties (the “Imbalance Engineer”) using (i) an agreed upon pricing index, (ii) an annual discount rate of ten percent (10%), and (iii) the maximum rate of recovery permitted under the applicable balancing agreements.  Upon the final determination of the quantity of overproduction and/or underproduction attributable to a Well as of the Effective Date, the Parties will submit all relevant information to the Imbalance Engineer for valuation as described above.

10.2                        Receipts and Credits.  Except as otherwise provided in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income attributable to the Assets for all periods of time on and after the Effective Date shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller after the Closing, Seller shall fully disclose, account for, and transmit the same promptly to Purchaser in immediately available funds.  Except as otherwise provided in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Date shall be the sole property and entitlement of Seller, and, to the extent received by Purchaser after the Closing, Purchaser shall fully disclose, account for, and transmit the same promptly to Seller in immediately available funds.  Except as otherwise provided in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all Property Expenses attributable to the Assets for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for, and hold Purchaser and its successors and assigns harmless from and against, the same.  Except as otherwise provided in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all Property Expenses attributable to the Assets for periods of time on and after the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for, and hold Seller and its respective successors and assigns harmless from and against, the same.

10.3                        Recording.  As soon as practicable after the Closing, Purchaser shall file and record all counterparts of the General Assignment in the appropriate counties and, if necessary, with all relevant Governmental Bodies, and provide Seller, at its expense, with copies of all recorded counterparts of the General Assignment.

10.4                        Operatorship.  After the Closing, at the request of Purchaser, (a) Seller shall use its reasonable best efforts to assist Purchaser, at no cost or expense to Seller, in being elected as successor operator of all of the Properties, and (b) to the extent that Purchaser was not eligible to become operator of an Asset as of the Closing but subsequently becomes eligible, Seller shall cause Operator to execute and deliver (i) appropriate change of operator notices required under applicable operating agreements and (ii) all applicable forms and declarations required by federal and state agencies relative to Purchaser’s assumption of operations.

10.5                        Cooperation and Further Assurances.  After the Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including, but not limited to, the execution of state change of operator forms and other required state and local regulatory filings.  Each Party also agrees to cooperate with each other by providing reasonable information which may be required by the other Party for the purpose of administering the Assets and preparing or reviewing the Post-Closing Adjustment Statement.

ARTICLE 11.
 TAXES

11.1                        Apportionment of Ad Valorem and Property Taxes.  All ad valorem taxes, real property taxes, Personal Property taxes, and similar tax obligations (the “Property Taxes”) with respect to the Assets for the tax period in which the Effective Date occurs shall be apportioned, based on the Effective Date, between Seller and Purchaser and, if already paid by Seller, an appropriate increase in the Purchase Price shall be made pursuant to Section 2.3.4.  If such Property Taxes are not already paid, but the tax liability is known or can be reasonably estimated, Seller’s portion of such Property Taxes shall be credited to Purchaser’s account pursuant to Section 2.3.9.  Purchaser shall pay or cause to be paid to the Taxing authorities all Property Taxes of which it has knowledge have not been already paid relating to the tax period in which the Effective Date occurs and if appropriate adjustments to the Purchase Price pursuant to Section 2.3 were not made at the Closing or in connection with the Post-Closing Adjustment Statement, Purchaser shall invoice Seller (with copies of applicable tax bills and assessments to confirm same) for Seller’s apportioned shares of such Property Taxes, and Seller shall pay the same within thirty (30) days of receipt of said notice.  Purchaser shall defend, indemnify, and hold Seller harmless with respect to the payment of such Property Taxes of which Purchaser has knowledge and which Purchaser is obligated to pay to the applicable Taxing authorities (including any interest or penalties assessed thereon), provided Seller pays its share (as apportioned hereunder) within thirty (30) days of being properly invoiced (with accompanying documents to support the invoice) by Purchaser.  For the tax period in which the Effective Date occurs, Seller agrees (i) to forward immediately to Purchaser copies of all Property Tax reports and returns received by Seller after the Closing and (ii) to provide Purchaser with appropriate information which is necessary for Purchaser to file any required Property Tax reports and returns.  All Tax apportionments determined under this Section 11.1 shall be deemed a final settlement of Property Taxes between the Parties.  Notwithstanding the foregoing, Seller or Purchaser may contest with the appropriate Taxing authority the amount of or liability for any Property Tax apportioned to it pursuant to this Section 11.1.  The Party pursuing the contest shall indemnify the other Party from and against all Costs incurred by the other Party in connection with the contest, and upon final settlement or resolution of the contest, the economic burden of the contested Tax shall be adjusted among the parties in a manner consistent with the intent of this Section 11.1.

11.2                        Sales Taxes.  Purchaser and Seller shall equally bear and pay all sales, use, transfer, and similar taxes, if any, resulting from the sale and transfer of the Assets to Purchaser hereunder (including without limitation, all applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement), and Purchaser shall prepare (in consultation with Seller) and file all Tax Returns required to be filed with respect to such Taxes.  Seller and Purchaser shall cooperate in demonstrating that the requirements for an applicable exemption from such Taxes and fees have been satisfied.

11.3                        Production Taxes and Other Taxes.  All production, severance, excise, and other similar Taxes that are based upon production of, or income or revenues from, Hydrocarbons attributable to the Assets (but excluding Income Taxes) (“Production Taxes”) prior to the Effective Date shall be paid by Seller, and all such Taxes relating to such production on or after the Effective Date shall be paid by Purchaser.  Seller shall be solely responsible for any Other Taxes it incurs (whether attributable to the time period before or after the Effective Date).  The Party responsible for payment of a Tax shall prepare and file all Tax Returns required to be filed in respect thereof.  This Section 11.3 shall not apply to any Tax to the extent specifically otherwise provided elsewhere in this Agreement.

11.4                        Cooperation.  Each Party shall cooperate with the other Party and provide the other Party with all information in its possession or to which it has access which may be reasonably required by the other Party (at the requesting Party’s expense) in connection with the preparation of any Tax Return relating to the Assets, the audit or examination of any such returns by any Tax authority, and the determination of or contest of any Tax relating to the Assets. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any Tax Returns or other confidential Tax information except to the extent required by Applicable Law or court order.

11.5                        Tax Indemnity.  Seller shall indemnify and hold harmless Purchaser, and Purchaser shall indemnify and hold harmless Seller, in each case with respect to the payment of any Taxes for which the indemnifying Party is responsible pursuant to the provisions of this Article 11.  Notwithstanding any other provision of this Agreement, this indemnification for Taxes shall survive for the statute of limitations for the applicable Taxes and shall not be subject to the limitations in Article 12.

ARTICLE 12.
 ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

12.1                        Assumption by Purchaser.  Purchaser shall assume and agrees to pay, perform, and discharge any and all Assumed Obligations.  As used herein, “Assumed Obligations” means all liabilities, responsibilities, duties, and obligations that arise from or relate to the ownership, use, or operation of the Assets and the production and marketing of Hydrocarbons therefrom, whether occurring before, on, or after the Effective Date, including, without limitation:  (i) Plugging and Abandonment; (ii) any contracts or agreements affecting the Assets in existence as of the Effective Date or the Closing Date, including, but not limited to, the Existing Contracts; (iii) the Environmental Obligations, (iv) ALL CLAIMS AND LIABILITIES FOR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY AFFECTING OR RELATING TO THE ASSETS, REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER OR ANY MEMBER OF THE SELLER GROUP (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), AND REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY, OR THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR EXISTED ON OR AFTER THE EFFECTIVE DATE; (v) imbalances due to overproduction of gas by Seller or pipeline imbalances owed by Seller under transportation agreements, subject, however, to the provisions of Section 10.1.4; and (vi) obligations otherwise assumed by Purchaser under this Agreement; provided, however, that the Assumed Obligations do not include and Purchaser does not assume any obligations or liabilities of Seller to the extent, and only during the applicable Survival Period, that they are subject to indemnification by Seller under Section 12.3.

12.2                        Purchaser’s Indemnities.  From and after the Closing, Purchaser shall indemnify, defend, and hold harmless Seller and the Seller Group from and against all Costs based upon, arising out of, in connection with, or relating to the following:

12.2.1                                 any breach asserted during the applicable Survival Period of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing;

12.2.2                                 any breach asserted during the applicable Survival Period of any representation or warranty of Purchaser contained in this Agreement; and

12.2.3                                 the Assumed Obligations.

12.3                        Seller’s Indemnities.  From and after the Closing, Seller shall indemnify, defend, and hold harmless Purchaser and its partners, shareholders, members, officers, directors, managers, trustees, employees, agents and representatives from and against all Costs based upon, arising out of, in connection with, or relating to the following:

12.3.1                                 any breach asserted during the applicable Survival Period of any covenant or agreement of Seller contained in this Agreement that survives the Closing;

12.3.2                                 any breach asserted during the applicable Survival Period of any representation or warranty of Seller contained in this Agreement;

12.3.3                                 the Excluded Assets; and

12.3.4                                 the Seller Retained Obligations.

12.4                        Limitations on Liability.

12.4.1                                 No Party shall have any liability for any indemnification under Section 12.2 or Section 12.3 (as applicable) unless (i) the individual amount of any Cost for which a Claim Notice is delivered by the Indemnified Party under this Article 12 and for which the Indemnifying Party is liable exceeds $50,000.00 and (ii) the aggregate amount of all “Costs” for which such “Indemnifying Party” is liable under Section 12.2.2 or Section 12.3.2 (as applicable) exceeds one and one-half percent (1.5%) of the Purchase Price; provided, however, that the indemnities under Sections 12.2.1, 12.2.3, 12.3.1, 12.3.2 (with respect to a breach of the representations and warranties contained in Section 5.2.6), 12.3.3 and 12.3.4 (such foregoing items in this proviso, the “Liability Exclusions”), in each case, shall not be limited by the provisions of this Section 12.4.

12.4.2                                 Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Liability Exclusions, no Party shall be required to indemnify another Party for aggregate Costs in excess of twenty percent (20%) of the Purchase Price.

12.5                        Express Negligence.  THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE COSTS IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, JOINT, ACTIVE, PASSIVE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, AND WHETHER ANY LIABILITY OR CLAIM IS IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW.  PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.6                        Method of Asserting Claims.  All claims for indemnification under this Agreement shall be asserted and resolved as follows; provided that the provisions of this Section 12.6 and Section 12.7 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

12.6.1                                 For purposes of this Article 12, the term “Indemnifying Party” when used in connection with particular Costs shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Costs pursuant to this Article 12, and the term “Indemnified Party” when used in connection with particular Costs shall mean the Party or Person(s) having the right to be indemnified with respect to such Costs by another Party pursuant to this Article 12.

12.6.2                                 To make a claim for indemnification based upon a third party claim against an Indemnified Party (a “Third Party Claim”), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.6, including the specific nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the “Claim Notice”).  The Indemnifying Party shall have fifteen (15) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether it disputes its liability to the Indemnified Party hereunder with respect to such Third Party Claim; and (ii) if it does not dispute such liability, whether it desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnified Party is hereby authorized, prior to and during the Notice Period, to file any motion, answer, or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and desires to defend against such Third Party Claim, then, except as hereinafter provided, the Indemnifying Party shall have the obligation to diligently defend such Third Party Claim by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (a) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Costs in respect of such Third Party Claim or (b) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).  If the Indemnifying Party elects not to defend such Third Party Claim, whether by not giving timely notice as provided above or otherwise, or admits its liability with respect to such Third Party Claim but fails to diligently prosecute or settle such Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to defend against such Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (x) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (y) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (z) deny liability.  Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under subsection (z) above.

12.6.3                                 If the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall as promptly as practicable send a Claim Notice with such claim to the Indemnifying Party.  The Indemnifying Party shall have twenty (20) days from its receipt of the Claim Notice to (i) cure the Costs complained of, (ii) admit its liability for such Costs or (iii) dispute the claim for such Costs.  If the Indemnifying Party does not notify the Indemnified Party within such twenty (20) day period that it has cured the Costs or that it disputes the claim for such Costs, the Indemnifying Party shall be deemed to have disputed the claim for such Costs.

12.7                        Payment.  Payments under this Article 12 and under any other indemnity provision of this Agreement shall be made as follows:

12.7.1                                 With respect to each claim for indemnification asserted by Purchaser against Seller or special warranty claim pursuant to the General Assignment, upon final resolution or determination of such an indemnity or warranty claim by the Parties, Seller shall promptly pay to Purchaser any amounts that may be agreed to by Purchaser and Seller or finally determined in accordance with the terms of this Agreement.

12.7.2                                 With respect to each claim for indemnification asserted by Seller against Purchaser, upon final resolution or determination of such an indemnity claim by the Parties, Purchaser shall promptly pay Seller any amounts that may be agreed to by Purchaser and Seller or finally determined in accordance with the terms of this Agreement.

12.7.3                                 If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed hereunder, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable hereunder and the portion, if any, theretofore paid shall bear interest at the Agreed Rate (as provided in Section 12.7.4).  Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of this claim.

12.7.4                                 If all or part of any indemnification obligation under this Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay upon demand to the Indemnified Party interest at the Agreed Rate on the unpaid amount of the obligation for each day from the date the amount became due until payment in full.  As used herein, “Agreed Rate” means a rate per annum calculated on a 360-day basis which is equal to the lesser of (i) a rate which is two percent (2%) above the prime rate of interest of Bank of America, N.A., as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder), or (ii) the maximum rate from time to time permitted by Applicable Law.

12.8                        Materiality.  For purposes of this Article 12, any Cost resulting from any breach or inaccuracy in the representations and warranties under this Agreement and the determination of whether such representations or warranties have been breached shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties.

12.9                        Survival.

12.9.1                                 The representations and warranties of Seller in Article 5 and of Purchaser in Article 6 (other than the Fundamental Representations and the representations and warranties contained in Section 5.2.6) shall survive the Closing for a period of nine (9) months after the Closing Date; provided, however, the Fundamental Representations shall survive the Closing indefinitely; provided, further, that the representations and warranties contained in Section 5.2.6 shall survive the Closing for the applicable statute of limitations, plus sixty (60) days.  Subject to the foregoing and as set forth in Section 12.9.2, the remainder of this Agreement shall survive the Closing without time limit.  Representations and warranties shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation and warranty prior to its expiration date.

12.9.2                                 Purchaser’s and Seller’s indemnities set forth in Sections 12.2 and 12.3 (as applicable) shall survive the Closing without time limit; provided, however, that Sections 12.2.2 and 12.3.2 shall terminate as of the termination date of each respective representation and warranty that is subject to indemnification.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 12.2 and 12.3, if such bona fide claim is asserted prior to the date of termination for the applicable indemnity.

ARTICLE 13.
 MISCELLANEOUS

13.1                        Entire Agreement; Amendment.  This Agreement, the General Assignment, the documents to be executed pursuant to this Agreement, and the attached Exhibits and Schedules constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by the Parties.

13.2                        Waiver.  A Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive performance of any of the covenants or agreements of the other Party, or satisfaction of any of the conditions applicable to such Party, contained herein.  Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by either Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

13.3                        Headings.  The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  References herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules to this Agreement unless expressly stated otherwise.

13.4                        Assignment.  Except as otherwise provided in Section 13.16, no Party shall assign all or any part of this Agreement, nor shall either Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, except that a Party may assign, in its sole discretion, its rights, interests and obligations hereunder to any Affiliate of such Party, provided that such Party shall notify the other Party of any such assignment and remain responsible for all of its obligations hereunder.  Any such assignment made without such required consent shall be void, and such purported assignee shall have no rights, directly or indirectly, to enforce the rights of its purported assignor under this Agreement.  Except as otherwise provided in this Section 13.4, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives.  No assignment or designation shall relieve the assigning Party from any obligation hereunder unless expressly so agreed by the other Party.

13.5                        No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller and their duly authorized successors or assigns (to the extent permitted by Section 13.4 above) to any claim, cause of action, remedy, or right of any kind.

13.6                        Governing Law.  This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed wholly within the State of Texas.  The validity of the various assignments or conveyances affecting the title to the Assets (and the warranties of title thereunder) shall be governed by and construed in accordance with the laws of the jurisdictions in which the Assets are located.

13.7                        Notices.  Any notice, communication, request, instruction or other document required or permitted by this Agreement shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid air express, hand delivery, e-mail, or facsimile (except that notice given by facsimile or e-mail shall be effective upon receipt only if received during normal business hours, and if received after normal business hours, such notice shall be deemed given at the commencement of normal business hours on the next Business Day) as follows:

If to Seller:

Wolfberry Partners Resources LLC
508 W. Wall Street, Suite 1200
Midland, Texas 79701

Attention:  Leslyn M. Wallace
Telephone:  432-686-4369
Facsimile:  432-686-0302
E-mail:  leslyn@collinsog.com

If to Purchaser: RSP Permian, L.L.C. 3141 Hood Street, Suite 500 Dallas, Texas 75219 Attention: James E. Mutrie Telephone: 214-252-2728 Facsimile: 214-252-2750 E-mail: jmutrie@rsppermian.com with a copy to (which shall not constitute notice):

Richard R. Montgomery

110 W. Louisiana, Suite 300

(PO Box 50468, 79710)

Midland, Texas 79701

Telephone:  432-683-8900

Facsimile: 432-683-8903

E-mail:   Rick@wbaresources.com

with a copy to (which shall not constitute notice):

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention:  Lawrence A. Hall

Telephone:  214-969-1635

Facsimile:  214-999-9218

E-mail:  larry.hall@tklaw.com

Either Party may, by written notice so delivered to the other, change the address, facsimile transmission number or e-mail address of such Party to which or to whom delivery shall thereafter be made.

13.8                        Execution in Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but such counterparts together shall constitute for all purposes one agreement.

13.9                        Expenses.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with the transactions contemplated herein (including, without limitation, fees and expenses of its own counsel and accountants) and shall not be entitled to reimbursement therefor from the other Party.

13.10                 Confidentiality.  After the Closing, Seller agrees not to disclose geological, seismic and other proprietary data related to the Assets, or other information that Seller would treat as confidential if it were the owner of the Assets or any confidential information provided by Purchaser to Seller, unless (i) Purchaser shall have consented thereto in writing, (ii) disclosure is required pursuant to a court order or by subpoena or similar legal process, (iii) disclosure is made on advice of its counsel, pursuant to a request by a Governmental Body, pursuant to Applicable Laws, or to comply with the rules and regulations of any stock exchange, or (iv) such information has been previously made public (except as a result of a breach of this Agreement); provided, however, Seller may disclose such information to its representatives, agents, attorneys, consultants, and auditors as needed, but in such event, Seller shall use reasonable efforts to cause such persons to keep such information confidential.

13.11                 Exhibits and Schedules.  All references in this Agreement to Exhibits and Schedules shall be deemed to be references to such Exhibits and Schedules as the same may be amended and supplemented by mutual agreement of the Parties, and all such Exhibits and Schedules, as amended and supplemented, are hereby incorporated into this Agreement by reference.

13.12                 Publicity.  Each of Purchaser and Purchaser Parent may make any public disclosure regarding this Agreement or the transactions contemplated by this Agreement it desires, including disclosures required by Applicable Law or any listing or trading agreement concerning Purchaser Parent’s publicly traded securities.  Seller acknowledges that Purchaser

Parent will be required to file this Agreement with the Securities and Exchange Commission as required under Applicable Law.  Seller shall not issue or make any press release or other similar release or public announcement regarding this Agreement or the transactions contemplated by this Agreement.

13.13                 Use of Seller’s Names.  Purchaser agrees to use commercially reasonable efforts, as soon as practicable after the Closing, but in any case no later than one hundred eighty (180) days after the Closing, to remove or cause to be removed from the Assets, to the extent it has knowledge of the existence of same, the names of Seller and/or Operator.

13.14                 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

13.15                 Disputes or Controversies.  Should, at any time, a dispute arise between the Parties as to the interpretation or enforcement of this Agreement in any respect other than as expressly provided for herein including, with respect to, any Title Defect and/or the Post-Closing Adjustment Statement, the Parties agree that the following terms and conditions shall apply:

13.15.1                          The Parties irrevocably consent to the personal jurisdiction of the federal and/or state courts located in Dallas County, Texas, and unconditionally agree that venue for any such dispute shall exclusively be the federal and/or state courts located in Dallas County, Texas.

13.15.2                          The prevailing Party in any such dispute, as determined by a final, non-appealable order of a court of competent jurisdiction, shall be entitled to recover from the unsuccessful Party reasonable attorneys’ fees, court costs, and other expenses incurred by the successful Party in such action.

13.15.3                          In the event that either Party brings suit to collect any amount owed by the other Party hereunder, such other Party shall pay the Party bringing such suit interest on any amount so collected from the date of demand (or, if earlier, the date due) until the date of payment at the Agreed Rate.

13.15.4                          Each of the Parties hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13.16                 Exchange.  Seller shall have the right to utilize all or part of the Assets as part of a tax deferred exchange pursuant to Section 1031 of the IRC and applicable state and local tax laws.  In connection with an exchange, and notwithstanding the terms of Section 13.4, all or part of Seller’s rights under this Agreement may be assigned, without the need for Purchaser’s consent, to an intermediary, escrow agent, trustee, or other exchange accommodation party, provided that such assignment shall not relieve Seller of its obligations to Purchaser hereunder.  Purchaser shall cooperate with Seller in effecting such exchange, including, without limitation, the execution of escrow instructions and other instruments, provided that:  (i) the acquisition and exchange of any exchange property shall not impose upon Purchaser any additional financial obligation other than as set out in this Agreement; (ii) Purchaser shall have no obligation to become a holder of record title to any exchange property; (iii) Seller, severally according to its ownership interest in the Assets and not jointly, shall indemnify and hold Purchaser harmless from any and all Costs which Purchaser incurs or to which Purchaser may be exposed as a result of Purchaser’s participation in the contemplated exchange, including reasonable attorneys’ fees and costs of defense; (iv) the Closing shall not be delayed or affected by reason of such exchange, nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (v) Purchaser shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (vi) Purchaser shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with or deemed to have warranted to Seller that such exchange in fact complies with Section 1031 of the IRC or any state or local tax law.  If any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Assets shall nonetheless be consummated as provided herein.

[Signatures on Next Page]

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the date first written above but effective as of the Effective Date.

SELLER:

WOLFBERRY PARTNERS RESOURCES LLC,
a Texas limited liability company

By:	/s/ Michael W. Wallace
Name: Michael W. Wallace
Title: President

PURCHASER:

RSP PERMIAN, L.L.C.,
a Delaware limited liability company

By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Vice President and General Counsel

[Signature Page to Purchase and Sale Agreement]